FOR IMMEDIATE RELEASE

Contact:       Julie Lynne Weeks
El Pollo Loco, Inc.
714.599.5150
jweeks@elpolloloco.com

EL POLLO LOCO, INC. ANNOUNCES INVESTMENT BY LEADING
PRIVATE EQUITY FIRM, FREEMAN SPOGLI & CO.

COSTA MESA, Calif. (December 27, 2007) – El Pollo Loco, Inc., a quick-service restaurant chain specializing in flame-grilled chicken, announced today that Freeman Spogli & Co., a leading private equity investment firm, has made a $45,000,000 equity investment in the parent of El Pollo Loco, Inc.

The investment will provide additional liquidity for the company, which it plans to use for general corporate purposes and to support an accelerated new store growth plan to further the company’s national expansion.

About El Pollo Loco
El Pollo Loco is the nation’s leading restaurant concept specializing in flame-grilled chicken.  Headquartered in Costa Mesa, California and owned by Trimaran Capital Partners and company management, El Pollo Loco operates a restaurant system currently consisting of 159 company-operated and 230 franchised restaurants located primarily in California, with additional restaurants in Arizona, Nevada, Texas, Colorado, Illinois, Georgia, Connecticut and Massachusetts.

About Freeman Spogli & Co.
Freeman Spogli & Co. is a private investment firm dedicated exclusively to investing in and partnering with management in retail, direct marketing and distribution companies positioned for growth. Since its founding in 1983, Freeman Spogli has invested approximately $2.5 billion in 42 portfolio companies with aggregate transaction value of $16 billion, and is currently making investments from FS Equity Partners V, L.P., a $1.0 billion fund. Freeman Spogli has offices in Los Angeles and New York.

Safe Harbor Statement
This news release contains forward-looking statements, which are statements that do not relate solely to historical fact.  They include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events.  They may contain words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” “will,” “should,” “may,” “could” or words or phrases of similar meaning.  The statements reflect management's current expectations regarding future events.  Risk factors that could cause actual results to differ materially from those expressed in the forward-looking statements include, but are not limited to, concerns about food-borne illnesses; increases in the cost of chicken; an adverse ruling from the U.S. Fifth Circuit Court of Appeals in litigation involving El Pollo Loco S.A. de C.V. (El Pollo Loco- Mexico) which could result in the imposition of significant monetary damages and loss of rights to the trademarks in Mexico; our dependence upon frequent deliveries of food and other supplies; our sensitivity to events and conditions in the greater Los Angeles area; our reliance in part on our franchisees; our vulnerability to changes in consumer preferences and economic conditions; our ability to compete successfully with other quick service and fast casual restaurants; and other risk factors listed from time to time in the Company's reports filed with the Securities and Exchange Commission.  The Company undertakes no obligation to update or revise any forward-looking statements, whether as the result of new information, future events or otherwise.

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